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                                                                   EXHIBIT 99.1


                                   [AFC LOGO]


AFC REPORTS SECOND QUARTER 2003 OPERATING PERFORMANCE RESULTS; COMPANY PROVIDES UPDATE ON KEY MEASURES AND OTHER BUSINESS MATTERS

ATLANTA, Jul 31, 2003 -- AFC Enterprises, Inc. (Nasdaq: AFCEE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R) and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally, today announced operating performance results for the second quarter of 2003, which included the Company's fiscal period 5 (previously discussed in a press release on June 2, 2003), period 6 (5/19-6/15) and period 7 (6/16-7/13). The Company also reviewed other business matters. The results include the operating performance of the Seattle Coffee Company, which was sold to Starbucks Corporation, effective July 14, 2003.

AFC will host a conference call and internet webcast (www.afce.com ) with the investment community at 9:00 AM eastern time on Friday, August 1, 2003, to review the second quarter of 2003 operational results and to provide an update on the overall business.

Overall Performance

Domestic System-wide Comparable Store Sales

AFC reported that blended domestic system-wide comparable store sales at its restaurants, bakeries and cafes were down 3.1 percent for the second quarter of 2003, compared to an increase of 0.4 percent for the second quarter of 2002. This figure represented a modest improvement over the first quarter of 2003 when the Company reported a decrease of 5.0 percent. The second quarter of 2003 showed comparable store sales improvements in each consecutive period, with period 7 down 1.9 percent, representing AFC's most improved blended comparable sales performance in 2003.

The Company remains committed to identifying and implementing additional traffic and average check builders for its restaurants, bakeries and cafes. Ongoing promotional enhancements and continued operational efficiencies helped secure an overall increase in average check in the second quarter of 2003, with Church's up 1.9 percent, Cinnabon up 1.1 percent, Seattle Coffee Company up 5.0 percent, but with Popeyes down 0.6 percent. Popeyes recently introduced a nationally advertised launch of its Po'Boy sandwiches, which helped drive traffic but had a slightly adverse impact on average check due to its lower introductory price point.

The following were domestic system-wide comparable store sales by brand for the second quarter and by periods in the quarter for 2002 and 2003.

                                      P5 2002  P6 2002  P7 2002  Q2 2002

Domestic System-wide
   Comparable Store Sales
Popeyes                                  2.5%     2.1%    -1.1%     1.2%
Church's                                 2.8%     1.5%    -2.7%     0.5%
Cinnabon                                 1.2%    -6.0%    -7.8%    -4.4%
Seattle Coffee Co.                      -2.0%    -2.9%    -3.1%    -2.7%

Blended Domestic System-wide
   Comparable Store Sales                2.4%     1.2%    -2.2%     0.4%


                                      P5 2003  P6 2003  P7 2003  Q2 2003

Domestic System-wide
   Comparable Store Sales
Popeyes                                 -3.4%    -2.3%    -2.0%    -2.6%
Church's                                -5.9%    -4.0%    -2.0%    -4.0%
Cinnabon                                -6.6%    -5.8%    -1.6%    -4.6%
Seattle Coffee Co.                       0.9%     1.1%     0.8%     0.9%

Blended Domestic System-wide
   Comparable Store Sales               -4.3%    -3.0%    -1.9%    -3.1%


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As part of the Company's 100-Day Plan, which commenced on June 1, 2003, each brand has begun implementing action oriented solutions to help improve comparable store sales. Specific strategies include:

         * Popeyes revised domestic system promotions and limited time offers with more favorable price-points and product types. Part of this strategy includes the brand focusing on limited time offers with a boneless chicken and seafood focus that eliminates discounting of the core menu.

         * Church's focus on the rollout of such items as big buffalo tenders and jalapeno cheese biscuits, in addition to promoting more mixed offerings.Church's is developing a new print and billboard strategy for non-media markets and is accelerating drive-thru initiatives.

         * Cinnabon continues to concentrate on driving destination appeal, by focusing on increased portability, addressing nutrition concerns and expanding product variety. Specific product initiatives include CinnaPoppers, Souffle Bites, Petite Delights and Minibon Delight rolls.

Despite these sales building initiatives, AFC has lowered its previously projected full-year 2003 blended domestic system-wide comparable store sales of down 2.0-3.0 percent to down 2.5-3.5 percent to reflect a more conservative outlook. By brand, AFC expects domestic system-wide comparable store sales growth for 2003 to be down 1.5-2.5 percent for Popeyes, down 3.5-4.5 percent for Church's, and down 5.5-6.5 percent for Cinnabon.

New System-wide Openings

The AFC system opened 75 restaurants, bakeries and cafes during the second quarter of 2003, compared to 100 total system-wide openings in the second quarter of 2002. This unit opening decrease over prior year was primarily a result of franchisees having a more cautious approach and greater sensitivity to the challenging economic environment. In addition, due to the temporary suspension of certain domestic franchise sales-related activities, the Company is currently unable to capitalize on traditional venue driven development opportunities that can be signed and opened within the same year. Of the 75 openings in the second quarter, 47 were in international markets and the remaining 28 were domestic. Popeyes opened 23 restaurants internationally, of which 17 are located in Korea and Mexico.


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                                 Unit Openings

                             P5           P6           P7          Q2            P5           P6           P7           Q2
                            2002         2002         2002        2002          2003         2003         2003         2003

Popeyes                      13           12           23           48           13           10           17           40
Church's                      5            4            8           17            3            0            3            6
Cinnabon                      3            2           13           18            5            2            6           13
Seattle Coffee Co.            5            5            7           17            3            5            8           16
Total Openings               26           23           51          100           24           17           34           75


                                  Unit Count*

                              P5             P6             P7             P5             P6             P7
                             2002           2002           2002           2003           2003           2003

Popeyes                     1,622          1,632          1,651          1,744          1,749          1,759
Church's                    1,524          1,518          1,476          1,518          1,516          1,515
Cinnabon                      566            568            577            614            615            612
Seattle Coffee Co.            195            200            207            255            260            264
Total Unit Count            3,907          3,918          3,911          4,131          4,140          4,150

*        P7 signifies end of quarter for 2002 and 2003.

On a system-wide basis, AFC had 4,150 units at the end of period 7, 2003. The total unit count figure excluding continental U.S. and Canadian Seattle's Best Coffee(R) and Torrefazione Italia(R) Coffee cafes that were sold as part of the Seattle Coffee Company sale to Starbucks Corporation on July 14, 2003, was 4,006 units.

AFC is now anticipating that 345-370 new unit openings will occur in 2003. This number is comprised of 175-180 Popeyes units, 55-65 Church's units, 70-75 Cinnabon units and 45-50 Seattle's Best Coffee international units. This number is down from the 400-425 new unit openings previously projected and reflects the elimination of the previously anticipated future domestic openings for Seattle Coffee Company and an overall more cautious outlook. This revised estimate represents 185-210 net new units that will be added to the system in 2003 as a result of an estimated 160 unit closings. Unit closings traditionally occur due to a loss or expiration of lease rights and closing of under-performing units. The Company has critically assessed which units are expected to close in formulating its most current estimation.

Commitments and Conversions

As previously stated, the Company has temporarily suspended certain domestic franchise sales-related activities, including the sale of new commitments and the sale of Company-owned units to franchisees (conversions) because it has not yet finalized its 2003 franchise offering circulars or renewed its state franchise registrations, both of which require AFC's 2002 audited financial statements. At the end of period 7 2003, AFC had a total of 2,542 outstanding commitments for future development.

AFC will reengage in domestic franchise sales after finalizing and filing the 2003 franchise offering circulars and renewing its franchise registrations. The process will immediately follow the release of its 2002 audited financial statements and the release of the quarterly 2003 financial statements, as may be required. AFC anticipates proceeds from conversions in 2003 will be $5 million or less, which represents a significant reduction from previous estimates of $20-$30 million for 2003. Given today's economic environment, the Company is taking an


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opportunistic approach regarding conversions to help ensure the proper buyer, market and value for such transactions.

Due to the temporary suspension of domestic franchise sales-related activities and the elimination of future North American commitments for Seattle Coffee Company, AFC now projects to sign approximately 500-550 new commitments for future development in 2003, in comparison to the 750 originally estimated.

"Although we are seeing some recovery in our comparable sales performance, AFC has taken a conservative position in our overall operational performance outlook," said Dick Holbrook, President and COO of AFC Enterprises. "This will provide us the opportunity to have our brand building initiatives for the remainder of the year prove their success. We also expect that our commitments and openings should return to a more normalized level next year once we are able to fully engage in our franchise sales activities."

Additional Key Business Matters

Audit Committee Investigation and Nasdaq Listing Status

As previously announced on July 23, 2003, the Audit Committee of the Board of Directors of AFC is engaged in an investigation into quarter-end adjustments to reserve, asset and accrual accounts on the books of the Company and certain other related matters. The Nasdaq Listing Qualifications Panel has required that it be informed of the results of the investigation by August 8, 2003, before making a determination on AFC's continued listing on the Nasdaq National Market.

Seattle Coffee Company Sale Transaction

As announced on July 14, 2003, AFC completed the sale of its Seattle Coffee Company subsidiary to Starbucks Corporation for approximately $72.0 million in cash, subject to certain adjustments. Net proceeds from the transaction are expected to be between $60-$62 million after final adjustments. The immediate use of a portion of the net proceeds was to pay down debt. However, in the future, the Company intends to use the remaining proceeds to purchase additional shares of AFC common stock, pending board authorization and credit facility covenant compliance.

Share Repurchase

AFC has not repurchased any additional shares of common stock during 2003. AFC expects to continue its repurchase program following the release of the financial statements. The Company currently has $22 million authorized for additional share repurchase and management will request an increase in the authorized amount from its board of directors. There is no assurance that AFC will be able to obtain the additional authorization or when shares may ultimately be repurchased.

Credit Facility

On July 14, 2003, AFC's lenders approved a third amendment to the Company's credit facility agreement. The amendment requires AFC to use at least fifty percent of the net cash proceeds from the sale of the Seattle Coffee Company for the repayment of term loan debt. It also provides AFC the ability to utilize the remaining amount of the net cash proceeds for share repurchases and/or dividend payments, based on the Company's ability to meet certain covenant requirements, or for debt repayment or other general corporate purposes. Under the terms of its recent amendment, AFC must file its financials by August 22, 2003.

Productivity Initiative

As previously announced, AFC is currently implementing an in-depth productivity improvement initiative to increase the efficiency and effectiveness of its overhead spending. Once all ideas are implemented, the annual improvement in overhead spending, under this initiative, is expected to be approximately $10 million on a run-rate basis. Implementation has either begun or has already been completed for the majority of the ideas.


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Non-Recurring Expenses

AFC is currently projecting to incur $14-$15 million of unusual expenses in 2003. This is an increase from the $9-$10 million originally estimated. These expenses relate to the implementation of the productivity initiative, the extended audit process for fiscal years 2002, 2001 and 2000, shareholder litigation and charges related to the amendments to the Company's credit facility agreement.

Commenting on AFC's key business matters, Chairman and CEO Frank Belatti said, "While all of us are extremely disappointed with the length of time of the ongoing audit and the added costs associated with it, we continue to focus on the business and our portfolio of brands. The sale of Seattle Coffee Company demonstrates the Company's efforts to ensure that shareholder value is always maximized and we remain focused on that goal."

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of 4,150 restaurants, bakeries and cafes as of July 13, 2003, in the United States, Puerto Rico and 35 foreign countries under the brand names Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R) and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally. AFC's primary objective is to be the world's Franchisor of Choice(R) by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.7 billion in 2002 and can be found on the World Wide Web at www.afce.com .

         AFC Contact Information:
         Felise Glantz Kissell, Vice President, Investor Relations & Finance
         (770) 353-3086 or fkissell@afce.com

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the outcome of the ongoing audits, Audit Committee investigation and the restatement of the our financial statements, the potential delisting of our securities from the Nasdaq National Market, adverse effects of litigation or regulatory actions arising in connection with the restatement of our financial statements, the inability to attract and retain additional qualified management personnel, our ability to comply with covenants contained in our credit facility, the cost and availability of our principal food products, labor shortages or increased labor costs, our ability to franchise new units and expand our brands, our and our franchisees' ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends, competition, general economic, political and regulatory conditions and the risk factors detailed in our Annual Report on Form 10-K for the year ended December 30, 2001 and the other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.

SOURCE AFC Enterprises, Inc.

Felise Glantz Kissell, Vice President, Investor Relations &
Finance of AFC Enterprises, Inc., +1-770-353-3086 or fkissell@afce.com http://www.afce.com